Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Global Blood Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-215732, 333-210475, 333-206329 and 333-222803) on Form S-8, the registration statement (No. 333-214088) on Form S-3, and the registration statement (No. 333-220127) on Form S-3 ASR of Global Blood Therapeutics, Inc. and subsidiaries of our report dated February 27, 2018, with respect to the consolidated balance sheets of Global Blood Therapeutics, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Global Blood Therapeutics, Inc. and subsidiaries.

/s/ KPMG LLP

San Francisco, California

February 27, 2018